Exhibit 10.45

Officer Perquisites SPONSORING ORGANIZATION: People Services

INTRODUCTION
The purpose of this policy is to define the Officer Perquisites.

RELATED POLICIES
N/A

SCOPE
Booz Allen provides an extensive perquisite package to Officers, to include reimbursement of club memberships, financial counseling and estate planning, support for home office IT equipment, annual physical examinations, and Officer development.

POLICY

Club Memberships
Club memberships are an effective vehicle for promotion of physical health and developing and maintaining close relationships with executives in current and potential client organizations. Officers of the firm are therefore encouraged to join a luncheon/health/sport club and a country/special interest club that will provide them with opportunities to expand their business and professional relationships. (A special interest club is defined as any club used to promote client and market development.)

The firm will support membership in one country/special interest club and one luncheon/sport/health club for each Officer as follows:

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The firm will pay the reasonable annual dues and reasonable initiation fees for one country/special interest club. The Group Leader and the Chief Personnel Officer (CPO) will review club membership requests. Approval decisions will be based on the merits of each case.

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The firm will pay the reasonable annual dues and the reasonable initiation fee for one luncheon/sport/health club. The initiation fee is limited to a maximum of $2,500. The Group Leader and the Chief Personnel Officer (CPO) will review club membership requests. Approval decisions will be based on the merits of each case.

Reimbursed costs for club dues and initiation fees will be considered imputed income to the individual and is, therefore, subject to income tax withholding. Individuals will be taxed on all reimbursements related to club dues on a monthly basis. Club initiation fees will be taxed, but which can be done over the course of up to three pay periods.

The firm will not reimburse any fees to a club that discriminates in its membership or guest policies; for more complete information regarding the firm’s policy against discrimination, refer to the Equal Employment Opportunity Policy located on people.bah.com. Officers seeking club membership approvals will be required to complete the Club Membership Approval form and sign a certification that they have no reason to believe that the club discriminates in its membership or guest policies. With respect to countries outside the United States, exceptions to this policy may be granted on a case-by-case basis only by the Chief Executive Officer.

Please note that Senior Partners and above are not eligible for reimbursement of club dues or initiation fees.

Exhibit 10.45

Repayment Obligation
Officers who voluntarily resign from the firm within three years of receiving a club initiation payment in excess of $50,000 will be responsible for refunding a pro-rata portion to the firm unless waived in writing by the Chief Personnel Officer.

Transitioning Officers
Officers who are transitioning from the firm will not be eligible to expense initiation fees or monthly dues that are associated with membership to club that was joined during the transition period.

Financial Counseling & Estate Planning
Booz Allen assists Officers with their financial and estate planning by offering a flexible financial counseling and estate planning program. The intention of the program is to enable Officers to focus more effectively on their personal financial circumstances and objectives and to provide them with direct control over the responsiveness and quality of the professional services received.

Each Officer may select his/her own financial counselor, including a personal accountant or attorney, to provide:

•	Personal financial counseling

•	Personal tax preparation

•	Other tax or financial counseling

•	Estate planning services (i.e., preparation and updating of wills, trust agreements and other related documents)

The firm will reimburse each Officer up to $15,000 annually (determined by the date the services were rendered) for approved financial counseling and/or estate planning services.

The firm will also reimburse the following periodic costs:

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Up to $10,000 in first-year service fees to establish a personal long-term financial strategy and estate plan. (Officers who elect to change financial counseling service firms will not be eligible for this additional reimbursement if it has been previously used.)

•	Up to $7,500 every three years to review and update the Officer’s estate plan

•	Up to $3,000 for fees associated with preparing estate plans and related documents following relocation of an Officer by the firm to a new tax jurisdiction (i.e., different state or country)

Reimbursed costs for financial planning and estate planning will be considered imputed income to the individual and is, therefore, subject to income tax withholding.

Pre-Retirement Financial Counseling
As part of its financial counseling benefits program, the firm will provide a one-time reimbursement of up to $5,000 for retirement financial counseling and planning for those close to retirement. The primary purpose of this provision is to provide Officers with an opportunity to determine their annual financial needs in retirement and how best to fund their retirement income through individual and firm-sponsored retirement income and wealth-accumulation programs. This counseling should occur close to the planned date of retirement.

Reimbursement Procedures
Requests for reimbursement should be directed to the Total Rewards team. All requests must be accompanied by the service provider's original invoice, which should clearly state what service was performed. Reimbursement can be made directly to the Officer or service provider.

Exhibit 10.45

Cost Allocation
Costs associated with financial counseling and estate planning will be charged to the Officer’s business unit.

Home Office IT Equipment
To provide Officers the flexibility to conduct business remotely when necessary, the firm may provide hardware, software and broadband services to Officers who wish to equip a home office. This policy identifies the purchasing protocols established to protect the security and integrity of the firm’s information systems and to provide a cost-effective customer support model.

The firm will provide up to $3,000 every three years for the purchase of firm standard business-related software and hardware, including computers, printers, network routers, modems to provide broadband network access, etc. Equipment must be purchased through Information Services from the firm’s standard product list. The monthly usage fee for broadband service and an additional phone line to support fax capabilities will also be reimbursed, and their cost will not count towards the $3,000 stipend. Communication devices (e.g., pagers, cell phones) are not covered under this policy.
Costs associated with the purchase of home equipment will be charged to the Officer’s business unit. Since the equipment purchased is for business purposes, costs are not considered taxable income to the Officer.
The firm will only provide support for products purchased from Information Services using the standard products list. Support can include in-home visits during normal business hours to install equipment at the Officer’s primary residence if the primary residence is within 50 miles of a supported Booz Allen office. Four hours of in-home support services is available each year thereafter. Telephonic and remote support is available for Officers living beyond this distance.
For broadband service, Information Services will pre-qualify and assist in the procurement of the best service available based on home location for homes located within 50 miles of a supported Booz Allen office. Only broadband service or a substitute of equivalent cost will be reimbursed. Officers are responsible for securing the additional phone line to support fax capabilities, to include installation and maintenance.
Upon termination (voluntary or involuntary) from the firm, ownership of all software/hardware (except system access hardware) may, at the sole discretion of the firm, be transferred to the Officer after all proprietary information is removed and/or returned to the firm. Unless a request for transfer of ownership is approved by the Chief Personnel Officer, all software and hardware must be returned by the Officer to the firm. In addition, no further PHO funding will be available for hardware/software purchases. PHO is authorized, however, to provide “best effort” remote and onsite home office support (not to exceed four hours a year of in-home visits during normal business hours) to executives who have retired in “good standing” or retired officers who are actively serving in a Senior Executive Advisor (SEA) role to the firm. Support is based on the PHO team’s availability with active partners taking precedence. Booz Allen email accounts will be disabled on the last day of work with the option to enable an automated Out of Office message for ninety days that will provide redirection information and/or personal contact information. The Chief Personnel Officer must approve any change and or extension to one’s Booz Allen email account.
Information Services is responsible for monitoring expenses subject to the three-year allowance and for establishing a process for ordering equipment as well as terminating service once an Officer leaves the firm. Information Services is also responsible for maintaining the list of firm-approved standard products; for assisting Officers with product purchases; and for determining the times, type and scheduling of firm-provided equipment service.
Finance is responsible for establishing appropriate charge numbers and account codes to record expenses.
Officers are responsible for the installation and maintenance of an extra phone line for fax capabilities, requesting reimbursement of monthly usage fees for fax use and broadband services through the expense report process if central billing services are not available, and for returning any firm-provided software or hardware upon request at the time of termination.

Exhibit 10.45

Physical Examinations
All full-time and part-time Officers are eligible to participate in an annual executive physical. The results of the exam are strictly confidential and will only be shared between the Officer and his/her physician.

Officers may use a physician of his/her choice or use one of the firm-identified medical administrators. The cost of the physical examination (excluding transportation to the physician's office and related expenses) is reimbursed to the Officer through his/her firm-sponsored medical plan. If annual physicals are not covered, the firm will reimburse the cost. The costs will be charged to the Officer’s administrative charge number. Invoices not covered by the Officer’s firm-sponsored medical plan should be sent to the Total Rewards team for payment.

Officer Development Fund
The Officer Development Fund (ODF) program is designed to provide Officers with opportunities to broaden their knowledge and skills in areas of value to them and to our clients. It provides Officers with a vehicle for initiating self-improvement activities tailored to meet their individual professional and personal needs.
In general, the program provides Officers with opportunities to:

•	Maintain/improve their functional skills and/or develop increased knowledge of specific topics (e.g., industry trends)

•	Become familiar with new ideas from research and academia and participate in the exchange of professional views on these ideas

•	Learn from distinguished academics and leading business professionals

•	Address specific personal development needs in areas of importance to professional consultants

Development activities can include both formal and informal programs. Formal programs may be offered by leading universities, professional associations, and/or training organizations and would also include developmental coaching. Informal programs could include activities such as original research or working on a book. The prime consideration in determining what is an appropriate activity is that it serve to develop, maintain, or enhance the skills and knowledge of the Officer in areas of potential success of the firm. Moreover, such activities should have a logical place in the overall development of the individual Officer and of the entire Officer corps.
During an Officer's participation in development activities covered by this program, his or her regular compensation, fringe benefits, and Officer perquisites will remain in force. The firm will reimburse up to $15,000 in expenses over a three-year period, provided expenses are directly related to an approved activity such as:

•	Tuition and/or fees

•	Travel

•	Living expenses

•	Study/course materials

•	Miscellaneous out-of-pocket costs
Officers have no vested interest in the development fund and are not entitled to any portion of any unexpended amount. If at the end of a three-year period the total accrual for an individual Officer has not been expended, the amount will not be carried forward.
Program costs will be budgeted at the corporate level, carried in a Corporate account for each fiscal year, and will be available for development activity purposes as of April 1 of each year. An Officer elected subsequent to the beginning of any fiscal year will not be eligible to participate in the program until the start of the fiscal year following his or her election.
Proposed development activities must be approved in advance by the appropriate Group Leader and Chief Personnel Officer. (Note: Costs should not be incurred by an Officer until all necessary approvals have been

Exhibit 10.45

received by the Talent Development Team). A written description of the proposed activity, with supporting rationale, must be submitted for any development program activity in order for the expenditure to be considered eligible for reimbursement. The form for this purpose is available from the people.bah.com website.
All reimbursements for approved ODF program activities should be charged to the corporate account. Invoices and all supporting documents should be sent to the Learning and Development Team.

VIOLATIONS OF POLICY, REPORTING, AND ZERO TOLERANCE FOR RETALIATION
Any Booz Allen person who violates this policy will be subject to disciplinary action (up to and including termination of employment), in accordance with our Disciplinary Action Policy.

If you observe or have reasonable suspicion of a violation of this policy you have a duty to report those concerns. To report a possible violation of this policy or the Green Book, please contact your job or career manager, an Ethics Advisor, Ethics & Compliance (ethics@bah.com), the appropriate Business Partner or Enterprise Solutions Group resource, the Legal Department, our Chief Ethics and Compliance Officer or the Ethics Helpline at 800-501-8755 (US) or +1-888-475-0009 (international), or https://boozallen.alertline.com.

We take all allegations of misconduct seriously, and as stated in our Non-Retaliation Policy, we will not tolerate retaliation of any sort against any person because they raise a good faith ethical or legal concern.

POINTS OF CONTACT AND ADDITIONAL RESOURCES
General questions regarding this policy can be directed to the Chief People Officer.